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Exhibit 5

AMENDMENT NO. 2 TO ACQUISITION AGREEMENT

    This AMENDMENT NO. 2 TO ACQUISITION AGREEMENT (this "Amendment No. 2") dated as of October 11, 2001, is among Zebra Technologies Corporation, a Delaware corporation ("Parent"), Rushmore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Fargo Electronics, Inc., a Delaware corporation (the "Company").

INTRODUCTION

    Parent, Merger Sub and the Company are parties to an Acquisition Agreement, dated as of July 31, 2001 (the "Acquisition Agreement"), pursuant to which and subject to the conditions set forth therein, (i) Merger Sub has commenced a tender offer to purchase all outstanding shares of Company Common Stock (as defined in the Acquisition Agreement) and (ii) following the consummation of the cash tender offer, Merger Sub will merge with and into the Company.

    Parent, Merger Sub and the Company entered into an Amendment No. 1 to the Acquisition Agreement on August 30, 2001 in connection with the settlement of a lawsuit filed by James Stewart in District Court, Fourth Judicial District, County of Hennepin, State of Minnesota on August 13, 2001 against the Company, members of the Company's board of directors and Parent.

    In connection with the transaction, Parent received a request for additional information received from the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Parent and the Company have responded to this request and the parties continue to work with the Federal Trade Commission to seek termination or expiration of the waiting period under the HSR Act.

    Parent, Merger Sub and the Company desire to enter into this Amendment No. 2 to (1) revise the termination provisions to move back the date on which will begin the time period within which the Company will have the right to terminate the Acquisition Agreement as a result of a failure to receive clearance under the HSR Act and (2) revise the conditions of the Offer in light of the tragic events of September 11, 2001.

AGREEMENT

    In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements of the parties set forth in the Acquisition Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

    Section 9.1(c)(2) of the Acquisition Agreement is hereby amended in its entirety to state as follows:

    "if the applicable waiting period under the HSR Act with respect to the Merger has not terminated or expired by 5:00 p.m., New York City time, on February 14, 2002, or if such waiting period has terminated or expired prior to such time but there is then outstanding any administrative or judicial action or proceeding by any governmental or regulatory authority challenging any transaction contemplated by this Agreement as violative of any Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, unless the failure of such waiting period to terminate or expire or the institution of any such administrative or judicial action is the result of a breach of this Agreement by the Company; provided, however, that the Company's right to terminate this Agreement under this subsection shall expire at 12:00 midnight, New York City time, on February 22, 2002;"

    Section (a) of Annex I of the Acquisition Agreement is hereby amended in its entirety to state as follows:

    "there shall have occurred and be continuing any (1) general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, Inc. in excess of one day; or (2) declaration of a banking moratorium or suspension of payments in respect of banks in the United States or any general limitation by United States Federal or state authorities (whether or not mandatory) on the extension of credit by lending institutions, which limitation materially affects Merger Sub's ability to pay for the shares; or there shall have occurred any commencement of a war, armed hostilities or other national calamity involving the United States; provided, however, that the terrorist attacks on the United States on September 11, 2001 and any subsequent military actions and other armed hostilities, including additional terrorist attacks on the United States or any military response by the United States, resulting therefrom (other than any such subsequent actions or hostilities that will, because of their significant and lasting effect on the United States and/or its economy, make Consummation of the Offer impracticable) may not be asserted as a failure of this condition;"

    [SIGNATURE PAGE FOLLOWS.]

    IN WITNESS WHEREOF,  the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first written above.

ZEBRA TECHNOLOGIES CORPORATION
By:	/s/ EDWARD L. KAPLAN
Name:	Edward L. Kaplan
Title:	CEO
RUSHMORE ACQUISITION CORP.
By:	/s/ JOHN H. KINDSVATER
Name:	John H. Kindsvater
Title:	President
FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND
Name:	Gary R. Holland
Title:	President and CEO

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AMENDMENT NO. 2 TO ACQUISITION AGREEMENT
INTRODUCTION
AGREEMENT